As filed with the Securities and Exchange Commission on October 18, 2019

     Registration No. 333-65868

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-65868

UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL SPEEDWAY CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-02384		59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

One Daytona Boulevard,	Daytona Beach,	Florida	32114
(Address of Principal Executive Offices)			(Zip Code)

1996 Long-Term Stock Incentive Plan
(Full title of the plan)

W. Garrett Crotty
Executive Vice President, General Counsel & Secretary
One Daytona Boulevard
Daytona Beach, Florida 32114
(Name and address of agent for service)

(386) 254-2700
(Telephone number, including area code, of agent for service)
________________________________

with copies to:

Michael A. Gold, Esquire
Saul Ewing Arnstien & Lehr LLP
1919 Pennsylvania Avenue, N.W., Suite 550
Washington, D.C. 20006-3434
(202) 295-6651
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
________________________________

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-65868) (the “Registration Statement”) of International Speedway Corporation, a Florida corporation (the “Company”) and the deregistration of all securities that were registered thereunder and remain unsold.

On July 26, 2001, the Company filed with the Securities and Exchange Commission the Registration Statement for the registration of 1,000,000 shares of the Class A common stock (the “Common Stock”), par value $0.01 per share, of the Company subject to options granted pursuant to the Company’s 1996 Long-Term Stock Incentive Plan.

On October 18, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 22, 2019, by and among the Company, NASCAR Holdings, Inc., a Florida corporation (“Parent”) and Nova Merger Sub, Inc., a Florida corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger,” and the date and time at which it became effective, the “Effective Time”), and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of Parent. In connection with and as a result of the Merger, the Company has terminated all offerings of its securities pursuant to any existing registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remains unsold at the termination of the offering, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on the 18th day of October, 2019.

INTERNATIONAL SPEEDWAY CORPORATION

By:    /s/ Benjamin Odom
Name:    Benjamin Odom

Title:	Vice President - Deputy General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.